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                                                                    EXHIBIT 4.1

                          INTERNATIONAL COMPUTEX, INC.
                            (a Georgia Corporation)

           1995 RESTRICTED NON-QUALIFIED INCENTIVE STOCK OPTION PLAN
                                (STOCK PLAN #1)

                             DATED: AUGUST 1, 1995



     1.  Purpose.  This Plan shall be known as the "1995 Restricted Non-
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qualified Incentive Stock Option Plan" (herein referred to as "the Plan") or
("this Plan"). The purpose of this Plan is to increase the value of outstanding shares of International Computex, Inc. ("ICI"), by providing certain officers, directors and key employees of ICI with additional incentive for them to promote the success of the business. ICI, and its subsidiaries (if any) are collectively referred to in this Plan as the "Corporation."

     2.  Administration of Plan.  The Plan shall be administered by the
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President and Secretary of ICI or any person or persons who are employees of ICI and who have been appointed by such President and Secretary to administer the Plan (the "Committee"). The Committee shall have the authority to interpret the Plan. The Board of Directors of ICI may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall be responsible for preparing proposed options to be granted hereunder and for recommending to the Board persons who will receive them. The Board of Directors, by majority vote, shall approve or disapprove proposed options and recipients of such options.

     3.  Participation.  Individual participants in the Plan shall be selected
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by the Committee from the following persons who are engaged in activities which further the objectives of the Plan:

     (a) Any director of ICI, or subsidiary thereof, whether or not the director is an employee of ICI;

     (b)  Any officer of ICI;

     (c)  Any employee of ICI.

An employee generally must have six (6) months employment with ICI, before the employee can participate in the Plan, which employment requirement, however, may be waived by the Board of Directors in any particular instance. In selecting those persons to whom options will be granted and in determining the number and shares to be offered, the Committee shall consider the position and
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responsibility of such persons, the value of their services to the enterprise, and such other factors as the Committee deems pertinent.

     4.   Terms, Conditions, Form of Options and Exercise Price Per Share.  Each
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option shall be evidenced by a writing ("written option") in such form as the
Committee shall from time to time approve, which written option shall contain the following:

          4.1  Option Effective Date.    Each option shall specify an effective
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date, and the time period within which it may be exercised.

          4.2  Option Term.   The option shall state the expiration date of the
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option.  In addition, and in limitation of the above, the option period of any option shall terminate immediately upon (i) the holder's termination of employment of ICI by the holder or ICI for any reason or for no reason, or (ii) the holder's resignation or removal from the Board of Directors of ICI, in the case of directors who are not employees of ICI.

          4.3  Death.    In the event of the death of an officer, director or
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employee who is the holder of an option granted hereunder, such options may be exercised (but only as to those shares which the holder has a vested right to purchase) by the legatee or legatees under his or her Will, or by his or her personal representative, at any time within nine (9) months after the date of death. The exercise date will be deemed to be the date of death. Provided, however, that the shares shall be subject to immediate repurchase pursuant to the terms of any buy-sell or shareholder agreement pursuant to which the officer, director or employee was a party.

          4.4  Non-assignability.   The option shall state that it is non-
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assignable by the option holder (this provision, however, is subject to Section
4.3 hereof).

          4.5  Exercise Price.  The exercise price of the option shall be the
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price per share established by the Board of Directors for employee purchases from time to time, which price shall be stated in said option.

          4.6  Vesting and Exercise.     The option may contain vesting
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provisions for the exercise thereof.

          5.   Exercise of Options.  An option granted pursuant to this Plan
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shall be exercisable at any time within the option exercise period stated
therein, subject to the terms and conditions of such option. Moreover, the option holder must give the Committee 30 days prior written notice that the option may be exercised in order that the Committee can provide the option holder with sufficient information about the Corporation to enable the

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option holder to make an informed decision about the investment.   Exercise of
any option shall be made by the delivery, during the option period that such option is exercisable, to the personnel department of ICI in person of (i) written notice from the optionee stating that he or she is exercising such option, (ii) the payment of the aggregate purchase price of all shares as to which such option is then exercised, and (iii) execution of a letter agreement containing investment representations, buy-sell provisions, information about ICI and other matters of importance in the determination of ICI. Such aggregate purchase price shall be paid at the time of exercise. Payment shall normally be made by cash or check; provided, however, in its sole discretion, the Committee may approve of payment in whole or in part a promissory note of the purchaser, which note shall contain adequate stated interest and adequate security in the determination of ICI. Upon the exercise of an option in compliance with the provisions of this Paragraph 5, and upon the receipt by the Company of the payment for said shares, ICI shall (i) deliver or cause to be delivered to the optionee so exercising his option a certificate or certificates for the number of shares with respect to which the option is so exercised and payment is so made, and (ii) register or cause such shares to be registered (in the stockholder ledger) the name of the exercising optionee.

     6.   Authorized Shares.  Shares sold under options issued pursuant to this
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Plan shall be issued to a participant in the form of common stock or any other class of equity security of ICI which may be created and stated in the option. The maximum number of Shares that may be issued under the Plan subsequent to the effective date hereof shall not exceed the number of Shares held in treasury, plus available unissued shares. The number of shares shall be increased during the term of this Plan by an amount equal to the number of shares repurchased by ICI and added to the treasury. Provided, however, that if an option shall expire or terminate for any reason without having been exercised in full, then the unpurchased shares covered thereby shall (unless the Plan shall have been terminated) be added to the shares otherwise available for options which may be granted in accordance with the terms of this Plan.

     7.   Effective Date and Term.  This Plan shall have an effective date of
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____________, 1995, and shall continue for a period of five years from that date. All commitments to grant Shares for Purchase (but not the issuance of stock pursuant to such commitments), must be made prior to the end of such five-year period.

     8.   Restricted Stock.   The Shares for purchase shall be restricted stock
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and shall bear a legend referring to the applicable securities laws restricting transfer of the Shares for Purchase. The Shares for Purchase shall be, in the discretion of

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the Board of Directors or the Committee at the time of their issuance, further restricted as to transferability as the Board may require and the Board may require any such employee to sign an agreement containing investment representations and buy-sell provisions as a condition to receiving any shares. At a minimum, that agreement shall require the employee/offeree to agree and consent to the following:

          (a) No shares purchased hereunder shall be conveyed, transferred, encumbered or otherwise disposed of (any such disposition being called a "transfer") by the holder thereof unless all shares covered by this Plan owned by the holder shall first have been offered to ICI.

          (b) ICI shall have a mandatory obligation to redeem said shares in the event of the termination of the holder's employment by ICI.

          (c) The redemption price, if ICI repurchases the shares for any such repurchase event, shall be the book value per share as determined from the Corporation's most recent audited balance sheet in effect. The date of determination of the redemption price shall be the date of the event precipitating the sale, notwithstanding that a more recent audited balance sheet may be available as of the actual payment date by the Corporation for the shares.

          (d) Shares that are subject to forfeiture shall not be transferable until the forfeiture provisions lapse.


     9.   Adjustments.   In the event of the declaration of any stock dividend,
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or in the event of any reorganization, merger, consolidation, acquisition, separation, recapitalization, split-up, combination or exchange of shares of stock or like adjustment, the number of Shares for purchase granted to any optionee and the number and class of shares available pursuant to this Plan shall be adjusted by appropriate modifications in this Plan. Any such adjustment to the Plan shall be deemed automatically made without any required action of the Board. In the event of any such stock dividend, reorganization, merger, consolidation, acquisition, separation, recapitalization, split-up, combination or exchange of shares or like adjustment, there shall be reserved for issuance a sufficient number of shares of the Corporation's capital stock to enable satisfaction in full of all outstanding commitments to issue such shares. The determination of the Board shall be conclusive, however, in the event that the operation of this Paragraph reasonably requires clarification in a particular instance.

     10.  Termination; Amendments.  The Board may at any time terminate this
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Plan or amend it in any respect with respect to awards not theretofore granted;
provided, however, that no such

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action shall adversely effect any right or obligation with respect to any Share for purchase or commitment theretofore granted, except in the event there is secured the written consent of the holder of the outstanding option proposed to be so altered or amended. Nothing contained in this Paragraph 10, however, shall in any way condition or limit the termination of an option, as hereinabove provided, when reference is made to termination of employment of an optionee, or as provided in an option agreement.

     11.  Securities Laws Compliance.  The options issued hereunder as well as
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the shares pursuant to the options will not be registered under the Securities
Act of 1933 or qualified by the Commissioner of the respective state where the employee/purchaser is domiciled, and will be issued in reliance upon exemptions from the respective registration or qualification requirements of federal and state law.

     12.  Indemnification of the Committee.  In addition to such other rights
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or indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against all costs and expenses reasonably incurred by them or any of them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award granted pursuant hereto and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any action, suit or proceeding; provided that upon institution of any such action, suit or proceeding, the person desiring indemnification shall give the Corporation an opportunity, at its own expense, to handle and defend the same.

     13.  Miscellaneous.
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          (a) Neither this Plan nor any action taken hereunder shall be construed as giving any optionee any right (i) to be retained in the employ of ICI (ii) to be affiliated with ICI, or (iii) as a shareholder until the option is exercised.

          (b) Written options pertaining to options granted pursuant hereto may include conditions that are more (but not less) restrictive to the optionee than the conditions contained herein and, in such event, the more restrictive provisions shall apply.

          (c) In the event of the liquidation or dissolution of ICI, other than as an incident to a merger, reorganization or other adjustment referred to in Paragraph 9, herein, any options granted pursuant to this Plan and remaining unexercised shall be deemed canceled without regard to or limitation by any other provision of this Plan.

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